Exhibit 21.1

Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation	Ownership if Less Than 100%
CarbonAir Environmental Systems, Inc.	Minnesota
Evoqua Pension Trustees Limited	United Kingdom
Evoqua Treated Water Outsourcing Corp.	Delaware
Evoqua Water Technologies (Shanghai) Co., Ltd.	China (Shanghai)
Evoqua Water Technologies Canada Ltd.	Canada
Evoqua Water Technologies GmbH	Germany
Evoqua Water Technologies Limited	United Kingdom
Evoqua Water Technologies LLC	Delaware
Evoqua Water Technologies Ltd.	Canada
Evoqua Water Technologies Membrane Systems Pty Ltd	Australia
Evoqua Water Technologies Pte. Ltd.	Singapore
Evoqua Water Technologies Pty Ltd	Australia
EWT Holdings II Corp.	Delaware
EWT Holdings III Corp.	Delaware
FSI Field Specialties, Inc.	Indiana
MAGNETO (Suzhou) special anodes Co., Ltd.	China
Magneto ARC Incorporated	Canada (Newfoundland Labrador)
MAGNETO international B.V.	Netherlands
MAGNETO special anodes B.V.	Netherlands
Neptune Benson, Inc.	Delaware
Pacific Ozone Technology, Inc.	California
ProAct Services Corporation	Michigan
Treated Water Outsourcing	Delaware	50%
Water Technologies Group C.V.	Netherlands
Water Technologies U.K. Ltd	United Kingdom
WTG Holdco Australia (Memcor) Pty Ltd	Australia
WTG Holdco Australia Pty Ltd	Australia
WTG HoldCo Germany Administration GmbH	Germany
WTG Holdco Germany GmbH & Co. KG	Germany
WTG Holdco I LLC	Delaware
WTG Holdco II LLC	Delaware
WTG Holdco Singapore Pte. Ltd	Singapore
WTG Holdings Cooperatief U.A.	Netherlands